Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement of IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2, comprising part of the Registration Statement (No. 333-134691) of IndyMac ABS, Inc., on Form S-3 of our report dated March 1, 2007 relating to the financial statements of MBIA Insurance Corporation, which is included in Exhibit 99 in MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 19, 2007